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                                 EXHIBIT 11.1

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CENTENNIAL HEALTHCARE CORPORATION
COMPUTATION OF EARNINGS PER SHARE

                                                             Years Ended                 Three Months Ended
                                                               December 31,                  March 31,
                                                        --------------------             ------------------
                                                        1995            1996             1996          1997
                                                        ----            ----             ----          ----
Average outstanding shares used in the
   computation of per share earnings

   Common stock issued                                1,745,452       2,040,306         2,032,825      2,086,875
   Common stock in treasury                            (239,860)       (239,860)         (239,860)      (239,860)
   Special voting common stock                                        2,941,154         2,940,639      2,941,735
   Stock option common stock equivalents                239,554          40,022            43,059         37,850
   Convertible preferred common stock
      equivalents                                       856,092           --                --             --
                                                      ---------       ---------         ---------     ----------
      Average outstanding shares                      2,601,238       4,781,622         4,776,663      4,826,600

Income (loss) before accretion and dividends on
   preferred stock                                    1,876,034       2,779,090           (85,763)     1,240,613

   Accretion on Convertible Preferred A and B (a)         --           (121,818)           45,508       (102,213)
   Dividends on Convertible Preferred A and B (a)         --           (340,897)          (85,226)       (85,226)
   Accretion on Nonconvertible Preferred C                --           (259,237)          (64,809)       (58,328)
   Dividends on Nonconvertible Preferred C                --         (1,469,797)         (367,449)      (373,930)
   Dividends on Convertible Preferred D                   --              --                --           (83,333)
   Dividends on Nonvertible Preferred E                   --              --                --           (83,333)
                                                      ---------       ---------        -----------     ----------

Income applicable to common stock                     1,876,034         587,341          (557,739)       454,250

Earnings per share                                         0.72            0.12              (.12)           .09

   (a) For the year ended December 31, 1996 and the quarters ended March 31, 1996 and 1997, the assumed conversion of Series A and B was antidilutive, thus the conversion of these shares was not included in the average outstanding shares used in the computation of per share earnings and the dividends and accretion associated with these shares was deducted from net earnings applicable to common stock.